Exhibit 99.1

     General Cable Corporation Reports Second Quarter Results and
                 Declares Dividend on Preferred Stock

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--July 20, 2004--General Cable Corporation (NYSE:BGC) reported net income after preferred stock dividends for the second quarter ended June 30, 2004 of $3.7 million, which was $0.09 on a diluted per share basis. These results were up from net income of $3.0 million in the second quarter of 2003. Included in the results for the 2004 second quarter were pre-tax charges of $1.6 million associated with the previously announced rationalization of certain of the Company's manufacturing facilities and a $0.4 million pre-tax foreign currency transaction loss. These costs reduced reported earnings per share by $0.04 in the second quarter.
    In accordance with the terms of the Company's 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a preferred stock dividend of approximately $0.72 per share for the three-month period ending August 24, 2004. The dividend is payable on August 24, 2004 to preferred stockholders of record as of July 31, 2004.

    Highlights

    -- Net sales of $517.5 million were up 14% versus metal-adjusted sales in the second quarter 2003, the second quarter in a row of double digit year-over-year sales growth.

    --  Broad based unit growth of 17% year-over-year with North
        America up 15% and the international operations up 20%.

    -- Metal prices, which increased significantly in the first quarter, leveled during the second quarter and were mostly recovered through increased selling prices midway through the quarter.

    -- Rapidly rising energy and steel prices have caused strong inflationary pressure on non-metal raw materials used in cable manufacturing. Additional price increases are being implemented.

    -- Earnings forecast for the third quarter at or slightly above the second quarter 2004 results and significantly better than prior year.

    General Cable will discuss second quarter results on a conference call and Webcast at 8:30 a.m. EDT tomorrow, July 21. Call information is available at www.generalcable.com.
    "Both net sales and earnings per share exceeded our earlier guidance, as all business units reported positive year-over-year revenue growth," commented Gregory B. Kenny, President and Chief Executive Officer of General Cable. "While we continue to face inflationary pressures on many of our raw material costs, our ongoing actions in the market place to recover metals and other non-controllable cost inputs, as well as our continued focus on cost productivity, allowed us to report a significant improvement in earnings compared to the first quarter of this year. These results and a strong order pattern as we enter the third quarter continue to reinforce my belief that we are experiencing a firming, if not a recovery, in the wire & cable industry."

    Second Quarter Results

    Net sales for the second quarter of 2004 were $517.5 million, an increase of 14% versus metal-adjusted net sales in the 2003 second quarter. The average price per pound of copper and aluminum increased $0.48 and $0.15, respectively, from the second quarter 2003 to the second quarter 2004. The 2003 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2004 net sales. Overall net sales for the quarter were positively affected by about 2% as a result of favorable changes in foreign currency exchange rates for the Company's international operations.
    Net sales in the Energy segment increased 12% in the second quarter of 2004 versus metal-adjusted net sales in the second quarter of 2003. North American sales were up 13%, driven largely by strong demand from power utilities for primary and secondary distribution cables. International sales were up 9%, driven largely by favorable foreign currency exchange rates.
    Net sales in the Industrial & Specialty segment were up 24% versus metal-adjusted net sales in the second quarter of 2003. This increase was driven by a 13% increase in North America, where net sales of ignition wire sets sold to the automotive aftermarket grew 8% and industrial cables utilized in maintenance, repair and plant operations
(MRO) grew 9% compared to the second quarter of 2003. Net sales of cables utilized primarily in industrial construction increased 20% versus the second quarter of 2003, driven by strong institutional spending. International sales were up 37% versus 2003 due in part to increased sales of higher value flexible zero-halogen cables in Europe and the favorable impact of foreign currency exchange rates.
    Net sales in the Communications segment increased 6% in the second quarter of 2004 versus metal-adjusted net sales in the same quarter of 2003. This increase was driven by a 6% increase in North America, where net sales were up year-over-year in all business units in this segment. Significantly, the Company experienced an increase in sales of electronic cables, which grew 12% versus the second quarter of 2003 behind sustained penetration into targeted niche markets. Net sales of LAN cables also increased year-over-year for the second straight quarter, up 9% compared to the second quarter of 2003. Sales of telephone cables improved marginally over the prior year as capacity was removed from the industry late in the second quarter.
    Selling, general and administrative expenses were $38.1 million in the second quarter of 2004, up from $30.7 million in the second quarter of 2003. The increase in SG&A was due in part to increased variable selling expenses from higher sales volumes, changes in foreign currency exchange rates, and a change in the reporting of the results of the Company's fiber optics joint venture. Beginning in the first quarter of this year, the Company consolidated the results of its NextGen joint venture, which had previously been accounted for on an equity basis. This change in reporting increased SG&A by $1.0 million but had no impact on overall operating results. Including this accounting change, SG&A was 7.4% of net sales in the second quarter of 2004, up from 6.8% of metal-adjusted net sales in the second quarter of 2003.
    The second quarter 2004 operating income of $17.1 million was up from $15.9 million in the second quarter of 2003. The results in 2004 include $1.6 million of pre-tax charges related to the rationalization of certain manufacturing facilities. The 2003 results included a $1.1 million charge for severance related to the Company's cost cutting efforts in Europe. Operating income for the second quarter of 2004 benefited from the increased sales volume and lower manufacturing costs as a result of the Company's Lean initiatives, as well as changes in foreign currency exchange rates. The significant metal cost increases experienced in the first quarter of 2004 were mostly offset by increased selling prices midway through the second quarter.
    During the second quarter of 2004 the Company realized a $0.4 million pre-tax loss resulting from an unfavorable foreign currency transaction. This loss reduced reported earnings per share by about $0.01 in the quarter.
    Net interest expense was $9.0 million for the second quarter of 2004, down $2.2 million from the same period in 2003 as a result of the Company's refinancing in the fourth quarter of 2003. During the quarter, the Company also accrued approximately $1.5 million in dividends on its preferred stock.
    The Company's effective tax rate for the second quarter of 2004 was approximately 32.5%.

    Six Month Results

    Net income for the first half of 2004 was $0.3 million, or $0.01 per diluted share. These results include $4.3 million of pre-tax charges relating to the rationalization of certain manufacturing facilities and $0.9 million of pre-tax losses resulting from unfavorable foreign currency transactions. These costs reduced reported earnings per share by $0.09 for the first half of the year.
    Net sales for the first half of 2004 were $996.1 million, up 17% versus metal-adjusted net sales for the same period in 2003. Contributing to this increase was an 11% increase in Energy cables, where North American sales increased 11% due to demand from power utilities for distribution cable and international sales, which were up as well, driven largely by foreign currency exchange rate changes. Industrial & Specialty cables were up 28%, with North America up 18% due to strength in all business units and international activity, where sales were up 41% driven by strength in zero-halogen cable sales in Europe and favorable foreign currency exchange rate changes. Communications cables revenue increased 9% year-over-year due to strength in North America, where sales grew 10%.
    Selling, general and administrative expenses were $76.8 million in the first half of 2004, up from $61.7 million for the same period in 2003. The increase in SG&A was due in part to increased variable selling expenses related to higher sales volumes, changes in foreign currency exchange rates, and a change in the reporting of the results of the Company's fiber optics joint venture. Including this accounting change, SG&A was 7.7% of net sales in the first half of 2004, up from 7.2% of metal-adjusted net sales in the first half of 2003.

    Management Comments

    "Rapidly increasing metal prices put pressure on our results in the first quarter and at the beginning of the second quarter. While the cost of copper remains volatile, it leveled in the $1.25 per pound range during the second quarter, which has allowed us to capture most of the increased metal costs through increased selling prices," commented Kenny. "Unfortunately, we are now experiencing significant inflation in many of the rest of the raw materials used in cable manufacturing, such as insulation compounds and steel. We have recently announced additional price increases in most of our markets which we believe will largely offset these cost increases over time."
    "We believe the favorable revenue trends we experienced in the first half of the year will continue into the second half, though tempered slightly by the seasonality of our business, where revenue historically peaks in the second quarter and eases slightly in the third and fourth quarters," said Kenny. "We are estimating that sales unit volume, as measured in metal pounds sold, should be up about 10% compared to the third quarter of 2003 and down seasonally approximately 10% on a sequential basis. Diluted earnings per share, excluding charges related to the rationalization of certain of our manufacturing facilities, should be at or slightly above the second quarter 2004 results as we continue to benefit from a broad based recovery in our end markets. This estimate assumes that metal costs remain at roughly the level experienced in the second quarter."
    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.
    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company's ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, as well as periodic reports filed with the Commission.

    TABLES TO FOLLOW


                 Consolidated Statements of Operations
                 (in millions, except per share data)
                              (unaudited)

                                       --------------- ---------------
                                         Three Months    Six Months
                                         Ended June 30  Ended June 30
                                       -------------------------------
                                         2004    2003    2004    2003
                                       ------- ------- ------- -------
Net sales                              $517.5  $398.0  $996.1  $750.6
Cost of sales                           462.3   351.4   895.5   661.6
                                       ------- ------- ------- -------
Gross profit                             55.2    46.6   100.6    89.0
Selling, general and
    administrative expenses              38.1    30.7    76.8    61.7
                                       ------- ------- ------- -------
Operating income                         17.1    15.9    23.8    27.3
Other expense                            (0.4)      -    (0.9)      -
Interest income (expense):
                    Interest expense     (9.0)  (11.3)  (18.5)  (22.7)
                    Interest income       0.0     0.1     0.2     0.2
                                       ------- ------- ------- -------
                                         (9.0)  (11.2)  (18.3)  (22.5)
                                       ------- ------- ------- -------

Earnings before income taxes              7.7     4.7     4.6     4.8
Income tax provision                     (2.5)   (1.7)   (1.3)   (1.7)
                                       ------- ------- ------- -------

Net income                                5.2     3.0     3.3     3.1
Less: preferred stock dividends          (1.5)      -    (3.0)      -
                                       ------- ------- ------- -------
Net income applicable to common
 shareholders                            $3.7    $3.0    $0.3    $3.1
                                       ------- ------- ------- -------
                                       ------- ------- ------- -------


Earnings per share
--------------------------------------
Earnings per common share               $0.09   $0.09   $0.01   $0.09
                                       ------- ------- ------- -------
                                       ------- ------- ------- -------
Weighted average common shares           39.3    33.1    39.2    33.1
                                       ------- ------- ------- -------
                                       ------- ------- ------- -------
Earnings per common share-
    assuming dilution                   $0.09   $0.09   $0.01   $0.09
                                       ------- ------- ------- -------
                                       ------- ------- ------- -------
Weighted average common shares-
    assuming dilution                    39.8    33.3    39.8    33.2
                                       ------- ------- ------- -------
                                       ------- ------- ------- -------


              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                         Segment Information
                            (in millions)
                             (unaudited)

                                     --------------- ---------------
                                       Three Months    Six Months
                                       Ended June 30  Ended June 30
                                     -------------------------------
                                       2004    2003    2004    2003
                                     ------- ------- ------- -------
Revenues (as reported)
------------------------------------
    Energy Segment                   $184.6  $142.5  $351.1  $275.3
    Industrial & Specialty Segment    191.4   137.2   387.1   266.6
    Communications Segment            141.5   118.3   257.9   208.7
                                     ------- ------- ------- -------
                               Total $517.5  $398.0  $996.1  $750.6
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Revenues (metal adjusted)
------------------------------------
    Energy Segment                   $184.6  $164.1  $351.1  $317.0
    Industrial & Specialty Segment    191.4   154.6   387.1   301.5
    Communications Segment            141.5   133.7   257.9   236.4
                                     ------- ------- ------- -------
                               Total $517.5  $452.4  $996.1  $854.9
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Metal Pounds Sold
------------------------------------
    Energy Segment                     84.7    75.5   167.5   154.0
    Industrial & Specialty Segment     46.4    36.2   100.3    72.5
    Communications Segment             36.8    32.1    69.1    57.7
                                     ------- ------- ------- -------
                               Total  167.9   143.8   336.9   284.2
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Operating Profit (Loss)
------------------------------------
    Energy Segment                     $9.9    $9.2   $17.4   $17.8
    Industrial & Specialty Segment      6.7     4.9     9.5     7.1
    Communications Segment              2.1     2.9     1.2     3.5
                                     ------- ------- ------- -------
                            Subtotal   18.7    17.0    28.1    28.4
   Corporate                           (1.6)   (1.1)   (4.3)   (1.1)
                                     ------- ------- ------- -------
                               Total  $17.1   $15.9   $23.8   $27.3
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Return on Metal Adjusted Sales
------------------------------------
    Energy Segment                      5.4%    5.6%    5.0%    5.6%
    Industrial & Specialty Segment      3.5%    3.2%    2.5%    2.4%
    Communications Segment              1.5%    2.2%    0.5%    1.5%
                                     ------- ------- ------- -------
                               Total    3.3%    3.5%    2.4%    3.2%
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Capital Expenditures
------------------------------------
    Energy Segment                     $4.5    $1.5    $7.2    $2.5
    Industrial & Specialty Segment      3.8     1.7     6.4     3.6
    Communications Segment              1.6     1.3     3.1     1.8
                                     ------- ------- ------- -------
                               Total   $9.9    $4.5   $16.7    $7.9
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

Depreciation & Amortization
------------------------------------
    Energy Segment                     $1.4    $1.4    $3.8    $3.0
    Industrial & Specialty Segment      2.5     2.9     5.1     5.6
    Communications Segment              4.0     3.8     8.7     7.7
                                     ------- ------- ------- -------
                            Subtotal    7.9     8.1    17.6    16.3
   Corporate (1)                        0.9       -     2.3       -
                                     ------- ------- ------- -------
                               Total   $8.8    $8.1   $19.9   $16.3
                                     ------- ------- ------- -------
                                     ------- ------- ------- -------

(1) Relates to the rationalization of certain Industrial plant locations.


             GENERAL CABLE CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                  (in millions, except share data)

                                                June 30,  December 31,
ASSETS                                             2004       2003
----------                                      ----------- ---------
Current Assets:                                 (unaudited)

  Cash                                               $27.6     $25.1
  Receivables, net of allowances of $15.9
   million at June 30, 2004
   and $15.6 million at December 31, 2003            369.9     268.9
  Inventories                                        261.9     256.7
  Deferred income taxes                               13.5      13.5
  Prepaid expenses and other                          23.0      24.9
                                                ----------- ---------
      Total current assets                           695.9     589.1

Property, plant and equipment, net                   330.9     333.3
Deferred income taxes                                 91.3      76.5
Other non-current assets                              47.2      50.6
                                                ----------- ---------
      Total assets                                $1,165.3  $1,049.5
                                                ----------- ---------
                                                ----------- ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------
Current Liabilities:
  Accounts payable                                  $316.7    $250.6
  Accrued liabilities                                113.8      99.6
  Current portion of long-term debt                    3.1       2.3
                                                ----------- ---------
      Total current liabilities                      433.6     352.5

Long-term debt                                       371.4     338.1
Deferred income taxes                                 15.8       9.6
Other liabilities                                    111.6     109.2
                                                ----------- ---------
      Total liabilities                              932.4     809.4
                                                ----------- ---------
Shareholders' Equity:
      Redeemable convertible preferred stock,
        2,070,000 shares at redemption value
          (liquidation preference of $50.00 per
           share)                                    103.5     103.5
      Common stock, $0.01 par value,
        issued and outstanding shares:
          June 30, 2004 - 39,262,041 (net of
           4,828,225 treasury shares)
          December 31, 2003 -  38,908,512 (net
           of 4,828,225 treasury shares)               0.4       0.4
  Additional paid-in capital                         143.5     140.8
  Treasury stock                                     (50.4)    (50.4)
  Retained earnings                                   54.8      54.5
  Accumulated other comprehensive loss               (13.1)     (5.5)
  Other shareholders' equity                          (5.8)     (3.2)
                                                ----------- ---------
      Total shareholders' equity                     232.9     240.1
                                                ----------- ---------
      Total liabilities and shareholders'
       equity                                     $1,165.3  $1,049.5
                                                ----------- ---------
                                                ----------- ---------

    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684